[LETTERHEAD OF KEEFE, BRUYETTE & WOODS, INC.]


November 10, 2009

VIA FACSIMILE AND EDGAR
-----------------------
(202) 772-9216

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

     Re:  OBA Financial Services, Inc.
          Registration Statement on Form S-1 (Registration Number 333-161898) Request for Acceleration of Effectiveness

Ladies and Gentlemen:

     In accordance with Rule 461 of Regulation C promulgated under the Securities Act of 1933, we hereby join OBA Financial Services, Inc. in requesting that the effective date of the above-referenced Registration Statement be accelerated so that it will become effective at 2:00 p.m. on November 12, 2009, or as soon thereafter as may be practicable.

                                       Very Truly Yours,

                                       Keefe, Bruyette & Woods, Inc.

                                       /s/ Harold T. Hanley
                                       -----------------------------------------
                                       Name:  Harold T. Hanley
                                       Title: Managing Director